Exhibit 99.1

MEMORANDUM

To: All SPARTA Employees	Date: Nov. 11, 2004

From: Bob Sepucha	Reference: Reorg_041111

Subject: Organizational Changes

     In December 2002, I announced the current organization (modified slightly at the start of 2004) as an attempt to better align our Operations and Sectors with our Strategic Business Areas (SBAs). At the time, I pointed out that since the SBAs would evolve with our business development efforts, so too would our organization. At that time, SPARTA’s annual revenues were $162M, and we had approximately 900 employees. Our current estimates for 2004 have us approaching $250M in revenues and 1200 employees, and the future looks promising for continued rapid growth. Beyond business concerns, organizations must accommodate the maturation of our people and be responsive to inevitable personnel changes such as retirements.

     The combination of these two very important factors requires me to make adjustments to our existing organizational structure. This memo summarizes those changes. They will take effect on Jan. 3, 2005, the first day of our next fiscal year.

     After almost forty years in the business, John Carroll has decided that it is time to retire. Effective Jan. 2, 2005, John will step down as President of the Missile Defense Sector (MDS) and as a member of the Board of Directors. He will stay on at SPARTA through Feb. 4 to assist in the transition to his successor and in the close-out of 2004.

     John joined SPARTA in March 1986 and served in several positions, including DPO Operations Manager and MDS Sector President. When he became Sector President in January 2001, the Sector consisted of 247 people with sales of $48M. When he retires in December, the Sector will have approximately 550 people and sales of $145M. Such success is a testament to John’s leadership and management skills, and his commitment to the people of SPARTA. As employee-owners, we all owe John Carroll a debt of thanks, for we can trace much of the success of SPARTA to John’s efforts.

     Stepping up to succeed John as MDS Sector President will be Randy Morgan. Randy has over twenty years experience in missile defense, and since joining the Company in April 2003, has done an excellent job of running ASTO, our largest Operation. Being located in the Washington, DC area — near our largest customer (Missile Defense Agency) — is an added plus. The Sector staff reporting to Randy will include Mike Bateman and Dorothy Hoffmann, (business development), Sean Collins (Sector Chief Technical Officer), and Sharlene Kane (executive assistant). Dot and Sharlene currently report to Randy in ASTO while Mike and Sean currently report to John Carroll.

     Randy’s move up to succeed John Carroll as Sector President provided an opportunity to assess whether ASTO should remain a single Operation or whether it had grown so large that splitting it into multiple Operations was more appropriate. With respect to staff size, both ASTO and SMDO will finish the year with about 200 people each. However, because of its large number of sizeable subcontracts, ASTO will finish the year with about $80M in sales, approximately three times the sales of our next largest Operations (SMDO and TASO). Subcontracts do not enhance staff size per se, but they do add to the workload in a tangible way, not just in paperwork but in managing large numbers of subcontractor personnel as well. It has been clear for some time now that ASTO’s size and the composition of its contract base represent a major management burden for its Operations Manager and Division Managers.

     There is another equally important reason for creating multiple Operations, namely to provide an opportunity to recognize some of the people who have worked hard to make ASTO such a success by promoting them to the next level of management. Since we are fortunate to have people in ASTO who are ready to assume greater responsibilities, this is the path we have chosen to follow.

     We will therefore split ASTO into two new Operations. The first, which will retain the ASTO name, will focus primarily (but not exclusively) on our traditional missile defense systems analysis and systems engineering work. Biff Lyons will be the Operations Manager and Terry Morin will be the Deputy Operations Manager. The second, Systems Acquisition Support Operation (SASO), will focus primarily (but not exclusively) on our traditional SETA support to the Missile Defense Agency. Jim Snaman will lead this new Operation as its Operations Manager. Biff, Jim and Terry are currently ASTO Division Managers, responsible for managing large Divisions, each with approximately 50 professional staff. Each is respected by his peers and by the customer community he supports, and each has demonstrated the leadership skills worthy of increased responsibilities.

     We have taken an initial cut at staff assignments and contract transfers for ASTO and SASO that leads to two comparably-sized Operations (~$40M in sales with ~80 people each). The final assignments will be definitized over the next few weeks by Randy, Biff and Jim, and organization charts will be distributed by early December.

     With the formation of two new Operations, our Rosslyn facility will house three Operations, ASTO, SASO, and DSTO. To support these Operations efficiently, we will form a Rosslyn Administrative Group led by Dot Hoffmann. Dot currently runs this group within ASTO, but starting in January, when Dot moves to the Missile Defense Sector staff under Randy, this administrative group will become a separate entity distinct from ASTO and will support all three Rosslyn-based Operations. The major components of this group include Program Control, led by Erika Frederick; Administrative Services led by Lorraine Gagnon; Security (Mike Marden); Information Services (Matt DeLacluyse); Graphics (Donna Cole); and Business Development Coordination (Amy Fischer).

     Just as size is an issue with ASTO, the same is true with the Missile Defense Sector. MDS will finish the year with about 45% of the company’s people and 55-60% of its sales with its growth in 2004 spread across ASTO, SMDO and TASO. Managing such a large, geographically diverse Sector has become an unrealistically difficult burden. To alleviate this, SMDO will be transferred from the Missile Defense Sector to the Mission Systems Sector (MSS), reporting to Troy Crites.

     SMDO has made significant progress in expanding our space business and diversifying our customer base in Colorado Springs and Omaha. Much of the new work in SMDO, while properly classified as space systems, is also closely related to net centric warfare. Thus the transfer SMDO from MDS to MSS will not only reduce the management responsibilities of the MDS Sector President, but will also facilitate the coordination of the operationally-oriented net centric work in SMDO with the development-oriented capabilities in DSTO. We anticipate that uniting SMDO and DSTO will lead to more effective business development, thereby accelerating the growth of each Operation and leading ultimately to two strong business units, preferably Sectors, in space systems and net centric warfare.

     The final organizational change involves the Military Systems Operation (MSO), led by Bill Goodner. For the past two years, MSO has reported directly to me. In its continuing effort to diversify, MSO has focused on intelligence and information operations customers in the greater Washington DC area, thus strengthening its ties to the resources and capabilities resident in SPARTA’s other intelligence-focused Operations, ACTO and ISSO. We will therefore consolidate MSO with these two Operations, thereby enhancing the capabilities of the National Security Systems Sector. Consolidating our Intelligence-focused Operations into a single Sector, which will continue to be led by Bill Sabean, will improve the synergy, leverage and coordination opportunities among these three Operations, and make the business development efforts of all three more efficient and effective.

     With the retirement of Jim Morrill in late August, Bill Sabean has also been the Acting Operations Manager for the ISSO. Earlier this month, he announced the promotion of Carl Muckenhirn to the position of ISSO Operations Manager. Carl is a nineteen-year SPARTA veteran who has been leading ISSO’s Security Engineering Division for the last three years. Carl will be assisted by Bob Wandell who was promoted to Deputy Operations Manager.

     John Carroll’s contributions have been considerable and we will certainly miss him. Fortunately, however, his retirement comes at a time when we are able to promote top quality people into new management positions, providing them with increased responsibilities and new challenges. With Randy Morgan stepping up as Sector President, and Biff Lyons, Jim Snaman and Carl Muckenhirn assuming roles as Operations Managers, we are in a strong position to face the challenges of the next several years. With the realignment of SMDO and MSO, we are also positioned to create additional promotion opportunities for individuals who help us realize our objectives. I am confident that these changes will move us closer to the management structure and leadership team necessary for continued progress toward our goal of becoming a $500M company by the end of 2008.

     I am sure you will all join me in congratulating all those who have received well-earned promotions, and congratulating John Carroll on an outstanding career at SPARTA and a well-deserved retirement.

     The new company-level 2005 organization chart that reflects the changes described above is attached to this memo.

SPARTA IN 2005

Chief Executive Officer
Bob Sepucha
Board Of Directors
Director, Bus Development
Carl Case
Director, Bus Administration
Jerry Fabian
Chief Financial Officer
David Schreiman
Director, Human Resources
Jody Chiaro
Hardware Systems Sector
Steve McCarter, Pres
Composite Products Operation
Mike Holland
Ordnance Neutralization
Steve McCarter
Spiral Technology Subsidiary
Archie Moore, Pres
Missile Defense Sector
Randy Morgan, Pres
Advanced Systems & Tech Operation
Biff Lyons
Defense Programs Operation
Mike Byers
Systems Acquisition Support Operation
Jim Snaman
Tech & Acquisition Support Operation
Pete Schofield
National Security Systems Sector
Bill Sabean, Pres
Applied Comm Tech Operation
Doug Price
Information Sys Security Operation
Carl Muckenhirn
Military Systems Operation
Bill Goodner
Mission Systems Sector
Troy Crites, Pres
Defense Systems & Tech Operation
Jim Hansen
Space & Missile Defense Operation
Alan Johnson